UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 2, 2009
Columbus Acquisition Corp.

(Exact name of Registrant as specified in its charter)

Delaware	001-33467	20-533217

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

153 East 53rd Street, 58th Floor, New York, NY	10022

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 418-9600

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
     On April 2, 2009, Columbus issued a press release announcing that its Board of Directors has approved amendments to its certificate of incorporation (the “Extension Amendments”) extending the date by which it must complete a business combination before it is required to be liquidated. The Extension Amendments are subject to the approval of stockholders of Columbus holding a majority of the outstanding common stock of Columbus. If approved by Columbus’s stockholders, the Extension Amendments would (i) extend the date by which the Corporation must complete a business combination from May 18, 2009 to July 15, 2009, before it is required to liquidate; and (ii) allow public holders of less than 50% of Columbus’s outstanding common stock, par value $0.0001 per share (“common stock”), who vote against the Extension Amendments and elect conversion to convert their common stock into a portion of the funds available in the trust account. In connection with the Extension Amendments, the trust agreement established in connection with Columbus’s initial public offering (“IPO”) would be amended to extend the date by which the trust account established in connection with the IPO must be liquidated from May 18, 2009 to July 15, 2009.
     Columbus has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) to solicit the approval of Columbus stockholders of the Extension Amendments at a special meeting of stockholders (the “Special Meeting”) of Columbus. The record date and the date of the Special Meeting will be announced at a later date.
     The press release announcing the Extension Amendments is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by Columbus, dated April 2, 2009, announcing the Extension Amendments.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLUMBUS ACQUISITION CORP.
Date: April 2, 2009	By:	/s/ Andrew Intrater
		Name:	Andrew Intrater
		Title:	Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Columbus, dated April 2, 2009, announcing the Extension Amendments.